Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

DEEP MEDICINE ACQUISITION CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security		Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
	Equity	Shares of Class A common stock, $0.0001 par value(1)	Other	10,250,274	$0.0033333	(2)	$34,167.24	0.00014760	$5.04
Total				10,250,274			$34,167.24		$5.04
Total Fees Previously Paid									$55.53
Net Fee Due									$0

(1)	Based on the maximum number of shares of Class A common stock, $0.0001 par value per share (“Class A Common Stock”), of the registrant, Deep Medicine Acquisition Corp. (“Deep Medicine”), issuable in connection with the business combination (the “Business Combination”) to be effected pursuant to a merger agreement among the registrant, TruGolf, Inc., a Nevada corporation (“TruGolf”), and certain other parties. This number is based on (i) 5,750,274 shares of Class A Common Stock issuable as consideration in connection with the Business Combination to holders of Class A common stock of TruGolf, and (ii) up to 4,500,000 shares of Class A Common Stock issuable upon achievement of certain milestones.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended. TruGolf is a private company, no market exists for its securities, and TruGolf has an accumulated deficit. Therefore, the proposed maximum aggregate offering price of TruGolf shares is one-third of the aggregate par value of the TruGolf shares expected to be exchanged in the Business Combination.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o).